Exhibit 99.1

China Security & Surveillance Technology Announces Receipt of Non-
Binding "Going Private" Proposal at $6.50 Per Share

China Security & Surveillance Technology, Inc. ("CSST" or the "Company") (NYSE: CSR; Nasdaq Dubai: CSR), a leading integrated surveillance and safety solutions provider in the P.R.C., today announced that its Board of Directors has received a non-binding proposal letter from its Chairman and Chief Executive Officer, Mr. Guoshen Tu ("Mr. Tu"), for Mr. Tu to acquire all of the outstanding shares of the Company’s common stock not currently owned by Mr. Tu, certain members of the management and their affiliated entities, in a going private transaction for $6.50 per share in cash subject to certain conditions. According to the proposal letter, the acquisition is intended to be financed with a combination of debt and equity capital to be secured by Mr. Tu. Mr. Tu currently beneficially owns approximately 20.9% of CSST’s common stock. A copy of the text of Mr. Tu’s proposal letter is set forth at the end of this press release.

As previously disclosed, CSST’s Board of Directors has formed a special committee consisting solely of independent directors (the "Special Committee") to consider, among other things, any proposal made by Mr. Tu, and the Special Committee has retained Nomura International (Hong Kong) Limited as its financial advisor and Shearman & Sterling LLP as its legal advisor to assist the Special Committee in its work. There can be no assurance that any definitive offer will be made, that any agreement will be executed or that a transaction with Mr. Tu or any other transaction will be approved or consummated. The Company does not intend to disclose developments regarding these matters unless and until its Board of Directors determines there is a need to update the market.

* * * * * * * * * *

TU GUOSHEN

March 8, 2011

Board of Directors
China Security & Surveillance Technology, Inc.
13/F, Shenzhen Special Zone Press Tower
Shennan Road, Futian District, Shenzhen
People's Republic of China, 518034

Dear Sirs:

On January 28, 2011, I requested the opportunity to receive information and otherwise work further in order to develop a proposal (the "Proposal") to acquire the stock of China Security & Surveillance Technology, Inc. (the "Company") that I do not already own in a going-private transaction (the "Acquisition"). My advisors and I have done a substantial amount of preparatory work at this point. In addition, I have conducted detailed discussions with sources of debt financing. Based on these efforts, I am quite confident (although no assurances can be given) that the Acquisition can be financed consistent with current transaction terms and on an expedited timetable.

I thank you for providing me this opportunity, and at this time I would like to make this nonbinding Proposal to the Board:

1. Purchase Price. The purchase consideration to public stockholders (other than myself, certain members of the management and affiliated entities, who would continue to hold equity) would be the amount of US$6.50 per share in cash, which represents a premium of 58.5% to the Company’s closing price on March 7, 2011. I strongly believe that the Company’s public stockholders will find this price to be very attractive, and one they will readily support.

2. Financing. The Acquisition would be financed with a combination of debt and equity capital.

a.

Debt Financing. I have held preliminary discussions with potential sources of debt financing. Based on these discussions, as well as current market conditions, I am confident the debt financing necessary for the Acquisition can be arranged on a timely basis.

b.

Equity Financing. I am prepared to provide all the necessary equity financing out of my own holdings of common stock and related sources. As the transaction develops, it might prove sensible for some of the equity financing to come from an independent source such as leading private equity firms active in Asia, but I emphasize that no additional sources of equity financing are necessary to the transaction.

It remains the case that there are no arrangements or understandings with potential sources of debt or equity financing for the Acquisition, and I do not propose to make any agreement of exclusivity prior to reaching transaction terms approved by the Board of Directors.

3. Timing and Next Steps. If the Board considers this Proposal and finds that it is worth pursuing, I am prepared to proceed immediately to arrange firm, committed financing, finalize the terms of the Acquisition in the form of definitive transaction documents, and seek the Board’s determination as to the acceptability of a definitive, binding Acquisition agreement and related documents. I fully expect that the process of developing an acceptable Proposal can be conducted expeditiously and completed within [four] weeks with the cooperation of the Board and the Company.

4. Confidentiality. My intentions with respect to confidentiality remain as stated in my January 28 letter.

5. No Binding Commitment. This Proposal letter does not constitute any binding commitment with respect to any Proposal or transaction. Any commitment will result only from the execution of definitive agreements, and then will be on the terms provided in such documentation.

Should you have any questions regarding these matters, please do not hesitate to contact me at +86 (755) 8351-0888. I look forward to hearing from you.

Sincerely,

/s/ Tu Guo Shen
Tu Guo Shen

About China Security & Surveillance Technology, Inc.

Based in Shenzhen, China, CSST designs, manufactures, sells, installs, services and monitors electronic surveillance and safety products and solutions, including related software, in China. Its customers are mainly comprised of government, commercial, industrial and education entities. CSST has built a diversified customer base through its extensive sales and service network that includes branch offices and distribution points throughout China. To learn more about the Company visit http://www.csst.com

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Such statements include, among others, those concerning the proposed going-private transaction, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. Forward-looking statements can be identified by the use of forward-looking terminology such as ‘will,’ ‘believes,’ ‘expects’ or similar expressions. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and based upon premises with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (‘SEC’), and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC’s electronic data gathering analysis retrieval system at http://www.sec.gov

For further information, please contact:
Company Contact:
Stacy Yan
China Security & Surveillance Technology, Inc.
Tel: +86-755-8351-5634
Email: ir@csst.com

Investor and Media Contact:
Patrick Yu, Fleishman-Hillard Hong Kong
Tel: +852-2530-2577
Email: patrick.yu@fleishman.com